EXHIBIT 99.3

ALLEGRO BEAUTY PRODUCTS, INC.

SUBSCRIPTION AGREEMENT (AMENDMENT #1)

1. Investment:

The undersigned (“Buyer”) subscribes for ____________ Shares of Common Stock (“Shares”) of Allegro Beauty Products, Inc., (“Company”) at $0.02 per share.

Total subscription price ($0.02 X number of Shares): = $_____________________.

PLEASE MAKE CHECKS PAYABLE TO: Jessica Nguyen Law - IOLTA – F/B/O Allegro Beauty Products, Inc.

2. Investor information:

Name (type or print)		SSN/EIN/Taxpayer I.D.

E-Mail address:
Address

Joint Name (type or print)		SSN/EIN/Taxpayer I.D
E-Mail address:

Address (If different from above)

Mailing Address (if different from above):
		Street	City/State	Zip
Business Phone:	( )	Home Phone:	( )

3. Type of ownership: (You must check one box)

.	Individual	.	Custodian for
.	Tenants in Common	.	Uniform Gifts to Minors Act of the State of: __________
.	Joint Tenants with rights of Survivorship	.	Corporation (Inc., LLC, LP) – Please List all officers, directors, partners, managers, etc.:
.	Partnership (Limited Partnerships use “Corporation”)
.	Trust
.	Community Property	.	Other (please explain)

4. Further Representations, Warrants and Covenants. Buyer hereby represents warrants, covenants and agrees as follows:

(a)

Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement. Buyer has such knowledge, skill and experience in business, financial and investment matters that the undersigned is capable of evaluating the merits and risk of an investment in the Shares and has made its own evaluation of the merits and risks of an investment in the Shares.

(b)

Except as set forth in the Prospectus (Form S-1 and all amendments) and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering. In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c)

Buyer understands and accepts that the purchase of the Shares involves various risks, including the risks outlined in the Prospectus.  Buyer understands that no federal or state agency has passed upon the merits or risks of an investment in the Shares or made any finding or determination concerning the fairness or advisability of this investment. The undersigned represents that it is able to bear any loss associated with an investment in the Shares.

(d)

Buyer is familiar with the business and financial condition and operations of the Company, all as generally described in the Prospectus.  Buyer has had access to such information concerning the Company and the Shares as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Shares.

(e)

Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(f)

Buyer acknowledges that the Company is offering for sale a maximum of 2,750,000 shares of its common stock at a fixed price of $0.02 per share and that there is no minimum number of shares that must be sold in order for the offering to close.

5.  Acceptance or Rejection of Subscription.

(a)

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion and that the same shall be deemed to be accepted by the Company only when it is signed by a duly authorized officer of the Company and delivered to the undersigned.

(b)

If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer within five (5) business days of the rejection date, in which case the Company and Buyer shall have no further obligation to each other hereunder.

(c)

In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6.  Miscellaneous.

(a)

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

(b)

All representations, warranties and covenants contained in this Agreement shall survive (i) the acceptance of the subscription by the Company; (ii) changes in the transactions, documents and instruments described in the Prospectus which are not material or which are to the benefit of Buyer; and (iii) the death or disability of Buyer.

(c)

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d)

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Buyer without the prior written consent of the Company.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

INVESTOR SUBSCRIPTION ACCEPTED AS OF
day of ,
Signature of Buyer

Allegro Beauty Products, Inc.
Printed Name

By:
Date	President

Deliver all completed subscription agreements and checks to:

Jessica Nguyen, Esq.

Jessica Nguyen Law

2312 Park Avenue, #158

Tustin, California 92782

714-234-4982